CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of March 1, 2008 by and between Fund.com Inc. a corporation duly registered under the laws of Delaware with registered office situated at 455 Broadway, New York, NY 100132 (“Company”), and Daniel Klaus and his wholly-owned consulting group, Fabric Group, LLC (“Fabric”) a limited liability company duly registered under the laws of New York with registered office at 70 Washington Street, PH N Brooklyn, NY and Lucas Mann (collectively “Consultant”), with respect to the following matters.

Consultant is a duly authorized and validly existing company, organized under the laws of New York State engaged in the business of providing various consulting services.

The parties wish to define and delineate the various relationships with each other and the rights and duties with respect to certain consulting services to be provided by Consultant on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties therefore agree as follows:

1. Term Of Agreement.

Except as otherwise set forth herein, Company hereby agrees to engage Consultant, and Consultant hereby agrees to be engaged by Company, in accordance with the terms and conditions of this Agreement, for the period commencing as of March 1, 2008 (the “Effective Date”) and ending on February 28, 2009 (the “Term”); provided, however, that the Term shall be extended thereafter from year to year with mutual written consent of Company and Consultant.

If this Agreement is extended pursuant to the foregoing provision, all terms and conditions of this Agreement shall remain the same; save and except that the terms of this Agreement may be modified in accordance with Section 15.

2. Duties.

During the Term of this Agreement, Consultant agrees to provide strategic consulting services to the Company in the area of business development, product marketing and online strategy and to perform such other additional reasonable and appropriate duties as may be requested by the Board of Directors of the Company (the “Board of Directors”), in accordance with the terms herein set forth. It is the intension of the consultant that these services will be provided by Daniel Klaus and Lucas Mann, current Directors of the Company, (the “Consultants”).  Consultants shall devote such time to the performance of their duties hereunder as the Consultant and Company consider necessary and desirable, with the understanding that Consultants are not currently expected to be engaged on a full time basis on behalf of Company and that Consultants concurrently may pursue other non-competitive business and interests.

3. Consulting Fees.

(a)           Base Fee.  Except as otherwise set forth herein, Company will pay Consultant an annual base fee of Three Hundred Thousand Dollars ($300,000.00), commencing on the Effective Date and adjusted to reflect any periods less than a full calendar year; provided.  Consultant’s annual base fee may be adjusted by the Board of Directors in its discretion; provided, however, that Consultant’s annual base fee shall not be less than $300,000.00. Consultant shall invoice the Company on a monthly basis and such invoice shall be paid within 15 days of receipt by the Company.

(b)           One Time Fee.  Consultant shall be entitled to a one time fee of Fifty Five Thousand Dollars ($55,000.00) payable upon signing of this Agreement, for services previously rendered to the Company.

(c)           Bonus.  Consultant shall be entitled to such bonuses and other benefits as the Board of Directors may periodically award in their reasonable discretion.

(d )           Health and Life Insurance.  In lieu of Consultants participating in any Company benefit plans, Consultants will be reimbursed for his cost of health and life insurance.

(e)           Expenses.  Company will reimburse Consultant for all reasonable travel and entertainment expenses incurred in connection with Consultant’s responsibilities upon submission of proper vouchers in accordance with Company’s expense reimbursement policy.

4. Non-Competition; Nondisclosure Of Confidential Information; Non-Hire Of Company Employees; Non-Solicitation; Relief.

(a) Non-Competition.  For the period ending twelve (12) months after the later of (i) the end of the Term of this Agreement and (ii) Consultant or Consultants ceasing to own a direct or indirect beneficial interest in Company’s common stock (such period being, the “Non-Competition Period”), Consultants shall not be employed elsewhere and, except as may otherwise be set forth herein, shall not render any services to any other person or business, or acquire any interest of any type in any other business which is in competition with Company, provided, however, that the foregoing shall not be deemed to prohibit Consultants from acquiring, solely as an investment, (i) up to 10% of any securities of a partnership, trust, corporation or other entity so long as Consultants remain a passive investor in such entity and such entity is not, directly or indirectly, in competition with Company or (ii) up to 10% of the outstanding equity interests of any publicly held company.

(b) Non-Disclosure.  During the course of Consultant’s employment with Company and during the course of this Agreement, Company has provided and will provide Consultants with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to Company’s operational, programming, and sales information, customer lists, business and employment contracts, representation agreements, pricing and ratings information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”).

Consultants acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside Company except to the extent that (i) Consultants deem such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of Company; (ii) Consultants are required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Consultants shall promptly inform Company of such event, shall cooperate with Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which Company does business, other than as a result of any action or inaction by Consultant.  Consultants further agree that they will not during the Term of this Agreement and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with Company.  At such time as Consultant shall cease to be affiliated with Company, Consultants will promptly deliver to Company (and will not keep in Consultant’s possession, recreate or deliver to anyone else) all Confidential Information and any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items related to any Invention or Work (each as defined below), or otherwise developed by Consultants pursuant to Consultant’s employment or affiliation with Company or otherwise belonging to Company, its successors or assigns.  This nondisclosure covenant is binding on Consultants, as well as their heirs, successors, and legal representatives, and will survive the termination or expiration of this Agreement for any reason.

(c) Non-Hire.  To further preserve Company’s Confidential Information, and for the consideration promised by Company under this Agreement, during the Non-Competition Period, Consultant will not, directly or indirectly, (i) hire any current employee of Company, or any subsidiary or affiliate of Company (including, without limitation, any employee of Company within the 6-month period preceding Consultant’s last day of affiliation with Company or within the 12-month period of this covenant) who worked, works, or has been offered employment by Company; (ii) solicit or  encourage any such employee to terminate their employment with Company, or any subsidiary or affiliate of Company; or (iii) solicit or encourage any such employee to accept employment with Consultant or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Consultant may be associated.  If, during the term of this non-hire covenant, Consultant learns that any such employee has accepted employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which Consultant may be associated (other than Company), Consultant will immediately send notice to Company identifying such employee and certifying that Consultant did not breach any provision of this non-hire covenant.

(d) Non-Solicitation.  To further preserve Company’s Confidential Information and for the consideration promised by Company under this Agreement, Consultant agrees not to solicit any of Company’s clients during the Non-Competition Period.

Specifically, during the Non-Competition Period, regardless of the reason for the end of this Agreement, Consultant will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current customers or clients of Company.  This restriction includes, without limitation, any customer with who Company, or any subsidiary or affiliate of Company, (i) has an existing agreement or business relationship; or (ii) has had an agreement or business relationship within the six-month period preceding Consultant’s last day of affiliation with Company.  This non-solicitation agreement does not apply if Company terminates Consultant without Cause (except during any severance payment period as stated in Section 6(d)), or if Consultant terminates this Agreement for Good Cause (as defined in Section 5(d)).

(e) Relief.  Consultant acknowledges that, in connection herewith Consultant has received certain warrants or options for shares of Company’s common stock and that the provisions of this Section 4 and the other provisions of this Agreement relating to the enforcement of the rights granted to Company hereunder constitute a significant portion of the consideration for the grant of such warrants or options and that Consultant’s agreeing to be bound by such provisions were a condition precedent to the grant of such warrants or options.  Company and Consultant agree that the restrictions contained in this Section 4 are reasonable in scope and duration and are necessary to protect Company’s rights.  If any provision of this Section is adjudged by a court or arbitrator to be unenforceable, the same will in no way affect enforceability of the rest of this Agreement.  If any such provision is held to be unenforceable because of the scope, duration, or geographic area, the parties agree that the court or arbitrator shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and in its reduced form, such provision shall then be enforceable.  Should Consultant violate the provisions of this Section, then in addition to all other rights and remedies available to Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Consultant began such violation until he permanently ceases such violation.  Consultant agrees that the remedy at law for any breach of this Section 4 will be inadequate and that Company shall be entitled to injunctive relief.

5. Termination.

This Agreement may be terminated only by mutual agreement of the parties or under the following circumstances:

(a) Dissolution.  Dissolution of the Consultant.

(b) Disability.  Company may terminate this Agreement if, as a result of Consultant’s inability to perform the essential functions of the position, as defined in Paragraph 2 of this Agreement, for more than 60 days in any 12 month period, as determined by Company, subject to applicable law.

(c) Termination By Company. Company may also terminate this Agreement for Cause.  “Cause” means one of the following:  (i) a material act of willful misconduct by one or both of the Consultants in connection with the performance of their duties, including, without limitation, violation of Company’s policy on sexual harassment, misappropriation of funds or property of Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) material non-performance of his duties (other than by reason of one of the Consultants’ physical or mental illness, incapacity or disability) where such material non-performance has continued for more than thirty (30) days following written notice to Consultant by Company; (iii) a felony criminal or civil conviction, a plea of nolo contendere by Consultant or one of the Consultants, or other conduct by Consultant or Consultants that, as determined in the reasonable discretion of Company, has resulted in, or would result in if he were retained in his position with Company, material injury to the reputation of Company, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (iv) a material breach by Consultant of any of the provisions of this Agreement; (v) a material and significant violation by Consultant of Company’s key employment and management policies; (vi) inability to consistently meet performance goals if such inability continues for more than ninety days following written notice; provided, however, that this clause (vi) shall be inapplicable in the event that such failure to meet performance goals is precluded by events, actions or omissions to act by or on behalf of Company by persons other than Consultant; or (vii) a material breach of the confidentiality or other provisions set forth in Section 4.  If Company elects to terminate for Cause under clauses (c)(i), (iv), (v) or (vi) hereof, Consultant shall have thirty (30) days after the written notice of any such breach within which to cure such breach, except where such breach, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Consultant.

(d) Termination By Consultant For Good Cause.  Consultant may terminate this Agreement at any time for “Good Cause,” which is defined as any one of the following: (i) a repeated failure of Company to comply with a material term of this Agreement after written notice by Consultant specifying the alleged failure. Provided, however, that if Consultant elects to terminate for Good Cause under this Section, Company shall have thirty (30) days after the written notice of any such breach within which to cure such breach, except where such breach, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Company; (ii) a substantial and unusual change in Consultant’s position, duties, responsibilities, working location or authority without an offer of additional compensation acceptable to Consultant, in Consultant’s reasonable discretion; or (iii) a Change of Control. "Change of Control" shall mean the satisfaction of any one or more of the following conditions (and the "Change of Control" shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied): (i) Any person other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities; (ii) The Company’s stockholders approve a merger, consolidation or other business combination (a "Business Combination") other than a Business Combination in which holders of common stock of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination as immediately before; (iii) The Company’s stockholders approve either (a) an agreement for the sale or disposition of all or substantially all of the Company's assets to any entity that is not an Affiliate, or (b) a plan of complete liquidation of the Company; or (iv) The persons who are members of the Board and constitute a majority of the members of the Board, immediately before a tender offer by any Person other than the Company or an Affiliate, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions.

6. Compensation Upon Termination Or Expiration.

(a) Dissolution.  If this Agreement is terminated by reason of Company’s dissolution, Company will, within 90 days after the date of such termination, pay in a lump sum amount to Consultant his accrued and unpaid base fee and bonus, if any, and any payments to which the Consultant may be entitled under any applicable benefit plan (according to the terms of such plans).

(b) Disability.  If this Agreement terminates by reason of one of the Consultants disability, Company shall, within 90 days after the date of such termination, pay in a lump sum amount to Consultant his accrued and unpaid base fee and bonus, if any, and any payments to which the Consultant may be entitled under any applicable benefit plan (according to the terms of such plans).  Any warrants or options previously granted to Consultant which have vested or are exercisable at the date of Consultant’s disability shall remain exercisable after the date of termination for the greater of ninety days or the maximum period allowed by applicable law or warrant, option plan or agreement.

(c) Termination By Company For Cause: If this Agreement is terminated by Company for Cause, Company will, within 90 days after the date of such termination, pay in a lump sum amount to Consultant his accrued and unpaid base fee and any payments to which he may be entitled under any applicable benefit plan (according to the terms of such plans).

(d) Termination by Company Without Cause; Termination by Consultant for Good Cause.  In the event this Agreement is terminated by Company other than for Cause or other than pursuant to Section 5(a) or (b) hereof by reason of death or disability or Consultant terminates this Agreement for Good Cause pursuant to the provisions of Section 5(d) hereof, Consultant shall have no further obligations or duties under this Agreement; provided, however, that Consultant shall continue to be bound by the provisions of Section 4, 6, 7, 8, 9, 10, 11, 13 and 15 hereof if Company performs its obligations under this Section 6(d).  In the event of termination of Consultant pursuant to the preceding sentence, Company will (i) within 30 days after the date of such termination, pay in a lump sum amount to Consultant his accrued and unpaid base fee through the date of termination and bonus, if any, and any payments to which he may be entitled under any applicable benefit plan (according to the terms of such plans) and (ii) shall continue to pay Consultant the entire compensation and other benefits otherwise payable to him under the provisions of Section 3 hereof for the otherwise remaining Term of this Agreement; provided, however that Consultant shall have a duty to mitigate such compensation and other benefits by seeking other engagements (including mitigating payments for any benefits for which Consultant is being paid by Company).

(e) Effect of Compliance with Compensation Upon Termination Provisions.  Upon complying with Subparagraphs 6(a) through 6(d) above, as applicable, Company will have no further obligations to Consultant except as otherwise expressly provided under this Agreement or under the terms of any warrant, option plan or agreement or any benefit plan of Company.

7. Inventions and Original Works of Authorship.

(a) Prior Inventions and Original Works of Authorship.  Attached hereto, as Exhibit A, is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to Consultant’s affiliation with Company (collectively referred to as “Prior Inventions and Works”), which belong to Consultant, which relate to Company’s proposed business, products or research and development, and which are not assigned to Company hereunder; or, if no such list is attached, Consultant represents that there are no such Prior Inventions and Works.  If, in the course of Consultant’s affiliation with Company, Consultant incorporates or embodies any such Prior Inventions and Works into a Company product (including, without limitation, software code), process or machine, or into an Invention (as defined below) or Work (as defined below), Consultant hereby grants and agrees to grant to Company and its designee a nonexclusive, royalty-free, fully-paid, irrevocable, perpetual, worldwide license to make, have made, use, sell, offer to sell, copy, publish, and/or modify (including creating derivative works therefrom) any such Prior Inventions and Works as so incorporated or embodied.

(b) Consultant agrees to disclose promptly and fully to Company in writing any and all inventions, discoveries, improvements, concepts or ideas, whether or not patentable and whether or not reduced to practice, conceived or made by Consultant, whether alone or with others, during the term of Consultant’s affiliation with Company and related in the sole judgment of Company to the business or activities of the Company (“Inventions”).  In addition, and except as provided in Section 7(c) below, Consultant hereby assigns and agrees to assign to Company or its designee all right, title and interest in and to the Inventions.  Consultant also agrees that all copyrightable works created by Consultant or under Consultant’s direction in connection with Company’s business (“Works”) will be deemed “works made for hire” within the meaning of applicable copyright laws , and that all such Works shall be the sole and complete property of Company and any and all copyrights in and to such Works shall belong to Company.  To the extent that any of the Works are not deemed to be “works made for hire” for Company, Consultant hereby assigns and agrees to assign to Company all proprietary rights, title and interest therein, in perpetuity throughout the universe in all languages and formats, and in any and all media, whether now known or hereafter devised, without further compensation.  Company and Consultant are aware and hereby acknowledge that new rights to the Works may come into being and/or be recognized in the future, under the law and/or in equity (the “New Exploitation Rights”), and Consultant hereby intends to and does hereby grant and convey to Company any and all such new Exploitation Rights in and to the Works and any other results or proceeds thereof pursuant to this Section.

(c) Consultant agrees to keep and maintain adequate and current written records of all Inventions and Works made by Consultant (solely or jointly with others) during the term of Consultant’s affiliation with Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company and will be available to and remain the sole property of Company at all times.

(d) Consultant hereby agrees to execute any documents and do any other acts consistent herewith as may be reasonably required by Company or its designees or licensees to further evidence or effectuate Company’s rights as set forth in this Section 7 or as may be necessary, useful or convenient for the purposes of securing to Company or to its designee any patent, trademark, copyright, mask work, trade secret or copyright protection in and to the Inventions or the Works throughout the universe.  Consultant hereby appoints Company as Consultant’s attorney-in-fact (which appointment is irrevocable and coupled with an interest), with full power of substitution and delegation, to execute any and all such documents and to do any and all such other acts consistent herewith that Consultant fails to do promptly after request therefore.  Consultant further agrees that the obligations undertaken by Consultant pursuant to this Section 7(e) shall survive the termination of Consultant’s affiliation with Company.

8. Parties Benefited; Assignments.

This Agreement shall be binding upon Consultant and its successors, and upon Company and its respective successors and assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned by Consultant.

9. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict provisions or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.  Consultant hereby expressly consents to the personal jurisdiction of the courts located in New York for any lawsuit arising from or relating to this Agreement.

10. Litigation And Regulatory Cooperation.

During and after the Term of this Agreement, Consultant shall reasonably cooperate with Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Company which relate to events or occurrences that transpired while Consultant was employed by or affiliated with Company.  Consultant’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at the request of Company at mutually convenient times.  During and after the Term of this Agreement, Consultant also shall cooperate fully with Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Consultant was employed by or affiliated with Company.

11. Indemnification And Insurance; Legal Expenses.

Company shall defend and indemnify Consultant to the fullest extent permitted by law in effect at the time of the subject act or omission, for acts committed in the course and scope of this Agreement Consultant will be entitled to the protection of any insurance policies that Company may elect to maintain generally for the benefit of similarly situated persons to cover costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an officer, director, agent or employee of Company.

If the Company fails or neglects to defend said action promptly, Consultant, without limiting any of his rights hereunder, may defend the same and any cost or expense, including without limitation attorneys’ fees, which he may pay or incur in defending such action and any settlement or judgment he shall pay shall be repaid by the Company on demand.

12. Arbitration.

The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Consultant’s affiliation with Company or termination of such affiliation, shall, upon timely written request of either party be submitted to and resolved by binding arbitration.  The arbitration shall be conducted in New York, New York.  The arbitration shall be conducted before one arbitrator in accordance with the Commercial Rules of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arises, unless other rules are agreed upon by the parties.  Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void.  The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law.  Company will pay the actual AAA costs of arbitration.  Each party will pay its own attorneys’ fees and other expenses.

13. Representations And Warranties Of Consultant.

Consultant represents and warrants to Company that all terms and conditions of this Agreement shall be kept strictly confidential.  Consultant represents and warrants to Company that it is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of duties hereunder or the other rights of Company hereunder.  Consultant also represents and warrants to Company that the consultants are under no physical or mental disability that would hinder the performance of their duties under this Agreement.

14. Miscellaneous.

This Agreement contains the entire agreement of the parties relating to the subject matter hereof.  This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.  No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.  The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement.  A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations.  If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement may be executed by facsimile or digital signature and any such signature shall be deemed to be an original for all purposes hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

FABRIC GROUP, LLC

By: /s/ Daniel Klaus
Daniel Klaus, its Managing Member

CONSULTANTS:

DANIEL KLAUS

By: /s/ Daniel Klaus

LUCAS MANN

By: /s/ Lucas Mann

FUND.COM INC.

By: /s/ Raymond Lang
Raymond Lang, Its CEO